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                                                                    EXHIBIT 10.3



                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of January 15, 1998, and is among Multimedia Security Service, Inc., a South Carolina corporation ("Seller"), Multimedia Cablevision, Inc., a South Carolina corporation ("Multimedia"), and Protection One Alarm Monitoring, Inc., a Delaware corporation ("Buyer").

Seller is in the business of providing, selling, leasing, installing, maintaining and repairing fire and burglar alarm equipment systems, fire and burglar alarm monitoring services and burglar alarm response services and similar or related services ("Business").

Seller desires to sell and Buyer desires to purchase substantially all of the assets related to the Business as a going concern. Based upon the representations and warranties made by each party to the other in this Agreement, the parties have agreed to consummate the sale of the Business on the terms contained herein.


ARTICLE I.  Sale of Assets and Terms of Payment

1.1 Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 hereof) Seller will sell, convey or cause to be conveyed, and deliver to Buyer, and Buyer will purchase and accept from Seller, all of the assets and properties of Seller, tangible or intangible, of every kind and description used by Seller in connection with the Business as a going concern (all such assets being referred to herein as the "Assets"), but excluding the Excluded Assets described in
Section 1.2 below.  The Assets include without limitation the following:

         (a) All of Seller's tangible personal property, assets and equipment relating to the Business ("Personal Property") including without limitation the Personal Property listed on Schedule 1.1 and all raw materials and finished goods produced or used in the Business ("Inventory") including Inventory on consignment;

         (b) All written or oral contracts providing for the provision of alarm and related services, including without limitation monitoring, testing, inspecting, leasing, maintenance and/or extended warranty between Seller (or a predecessor-in-interest) and a subscriber ("Subscribers"), including Seller's cancelled or expired contracts ("Subscriber Contracts") including without limitation both binding and non-binding letters of intent for the purchase of Subscriber Contracts, contracts for the purchase of Subscriber Contracts, third party monitoring contracts, alarm dealer contracts and all other agreements and similar documents that relate to the Business, including without limitation those described in Schedule 3.9 hereto (which, except for Subscriber Contracts are referred to collectively as "Contracts");

         (c) All new alarm accounts sold prior to the Closing Date pursuant to a written or oral agreement or customer purchase order, which have not been completely installed and are not being monitored as of the Closing Date
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         including but not limited to the Work in Progress set forth on
         Schedule 3.9(c) ("Work in Progress");

         (d) All billing and customer service software owned by Seller, including without limitation the source code and object code, and the Seller's license to use the MAS monitoring software ("Intellectual Property");

         (e) All of Seller's accounts receivable arising in the ordinary course of the Business, ("Accounts Receivable");

         (f) All of the Seller's files and other records (including financial records) relating to the Contracts, the Subscriber Contracts, the Work in Progress and the other Assets;

         (g)     All of Seller's real property and leaseholds described in
         Schedule 1.1(g) (collectively "Real Property");

         (h) All of the issued and outstanding industrial revenue bonds issued by the City of Wichita, which are secured by the "Headquarters Facility" (as defined herein) (the "Industrial Revenue Bonds"); and

         (i) All of Seller's goodwill in and going concern value of the Business.

1.2 Excluded Assets. The following assets relating to the Business shall be retained by Seller and shall not be sold, assigned or transferred to Buyer (the "Excluded Assets"):

         (a) Claims by Seller with respect to the Excluded Assets and liabilities not assumed by Buyer, including without limitation claims for tax refunds and counterclaims with respect to obligations and liabilities not being assumed by Buyer hereunder;

         (b)  All contracts of insurance;

         (c) All Employee Benefit Plans (as defined below) of any nature except for the Change in Control Plan;

         (d)     Cash on hand and in banks and other cash items;

         (e) All tangible personal property of Seller disposed of or consumed in the ordinary course of the business as permitted under
         Section 5.1 below or with the consent of Buyer between the date of this Agreement and the Closing, and personal property acquired pursuant to the SKILL agreement among the Seller, Wichita Area Vocational Technical School and the Kansas Department of Commerce and Housing ("SKILL Agreement) which Personal Property is not owned by Seller;

         (f) The names Multimedia Security Service, Multimedia Security, Multimedia or any variants thereof;

         (g)     Deferred taxes and all intercompany accounts.

         (h) The property and rights of Seller listed on Schedule 1.2 which are not used exclusively in the Business.

1.3      Liabilities.

         (a) The Assets shall be sold and conveyed to Buyer free and clear of all liabilities, obligations, conditional sales agreements, easements,
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         encumbrances, mortgages, security interests, charges and other liens
         (collectively "Encumbrances"), except for liens for personal property and/or real estate taxes not yet due and payable, the Industrial Revenue Bonds, the easements and other matters of record on the Headquarters Facility (collectively "Permitted Liens"), except that Buyer shall assume, discharge and perform the following liabilities:

                 (i)      Except for Excluded Liabilities (as defined in
                 Section 1.3(b)), all obligations and liabilities which arise after the Closing under the Assets, including those liabilities and obligations under the Subscriber Contracts, Contracts and Work in Progress assigned to Buyer which are described in Subsection 1.1(b), (c) and (d) provided, however, that if any such contract requires a consent to the assignment thereof to Buyer and such consent has not been obtained, then this Agreement, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all rights, benefits, title and interest, liabilities and obligations under such contract;

                 (ii) Except for Excluded Liabilities, Seller's obligations pursuant to the Contracts incurred in the ordinary course of the Business prior to the Closing whether or not disclosed to Buyer;

                 (iii) Seller's obligations under the change in control plan ("Change in Control Plan") provided to Buyer prior to the date hereof;

                 (iv) Except for Excluded Liabilities, Seller's obligations under the Industrial Revenue Bonds on the real property;

                 (v) Except for Excluded Liabilities, Seller's obligations under the SKILL Agreement;

                 (vi) Except for Excluded Liabilities, Seller's obligations under the consignment agreement for Inventory;

                 (vii) Except for Excluded Liabilities, all obligations or liabilities of the Business disclosed hereunder or known by Buyer; and

                 (viii) Except for Excluded Liabilities, all liabilities under any litigation, proceeding or claim of any nature by any person or entity arising out of the ordinary course of the Business.

         (b) Buyer does not assume and will not be liable for any of the following liabilities or obligations of Seller (the "Excluded Liabilities"):

                 (i)      any liability under any contract of insurance;

                 (ii) except as otherwise provided for in Sections 1.3(a)(iii) and 10.6 any liability for compensation to any of the Seller's employees of any nature whatsoever related to the period prior to the Closing, including under any Employee Benefit Plans of any nature;

                 (iii) except as otherwise provided for in Section 10.6 hereof or in the Change in Control Plan any liability arising out of any termination by Seller of the employment of any employee or consultant of the Seller prior to the Closing, or who previously has retired;

                 (iv) any liability for any taxes or trade payables owed by Seller with respect to the Business or the Assets prior to the Closing Date;

                 (v) any obligation with respect to deferred taxes or intercompany accounts;
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                 (vi)     any liability with respect to claims by third parties
                 which are covered by insurance policies of Seller and arise from occurrences prior to the Closing but such liabilities are excluded only to the extent of payments actually received by Seller from insurance companies;

                 (vii) any liability arising out of the litigation described on Schedule 3.12 as "Excluded Litigation".

                 (viii) any liability arising out of non-compensation claims by employees which arose prior to the Closing in the ordinary course of the Business or otherwise and exceed $50,000, or are based on violations of federal, state or local laws prohibiting sexual harassment or are "class action" type claims based on violations of federal, state or local laws for the protection of employees (e.g., employment discrimination);

                 (ix) any liability arising out of third party tort or contract claims incurred in the ordinary course of Business or otherwise which results in actual damages in excess of $50,000;

                 (x) any liability arising out of the gross negligence, or reckless or intentionally wrongful acts of Seller, its employees, directors, officers, representatives and agents or claims for punitive damages; and

                 (xi)     obligations and liabilities for borrowed money.

1.4  Consideration.

         (a) The Purchase Price shall equal the sum of (i) the QRR (as defined below) multiplied by sixty-five (65), (ii) the Monitoring Service Revenue (as defined below) multiplied by fifteen (15) and
         (iii) the Accounts Receivable Value (as defined below) less (iv) the Credit (as defined below), all of which are subject to adjustment as provided herein ("Purchase Price"); provided, however, that in no event will the sum of the amount calculated under (i) and (ii) be less than $220,000,000. Subject to the conditions contained in this Agreement, and in consideration of the sale of the Assets, Buyer will pay on the Closing Date an amount equal to the sum of (x) ninety percent (90%) of the sum of clause (i) and (ii) (but not less than the minimum) set forth in the preceding sentence plus (y) the Accounts Receivable Value less the Credit ("Closing Payment"). The balance of the Purchase Price as adjusted pursuant hereto ("Deferred Payment") shall be paid by Buyer to Seller on the six month anniversary of the Closing Date ("Adjustment Date").

         (b) The Accounts Receivable Value shall be the aggregate amount of all Accounts Receivable on the books of Seller as of the Closing Date.

         (c) QRR shall mean the sum of monthly (or the monthly portion of invoices covering extended periods) recurring revenue (including, but not limited to, leasing and maintenance contract revenue) to be derived by the Seller from all Subscriber Contracts in service as of the Closing Date. QRR shall only include those sums derived from Subscriber Contracts that are: (i) pursuant to Subscriber Contracts on one of the Seller's standard written contract forms to which there have been no material alterations ("Accepted Contracts") provided that the QRR may include written agreements which are not Accepted Contracts, so long as
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         they are covered by the Seller's general liability and errors &
         omissions insurance coverage (the "Modified Contracts"); (ii) Subscriber Contracts which are freely assignable to Buyer by Seller without the Subscriber's consent; (iii)billed as stipulated in the applicable Subscriber Contract (including any increases in service rates imposed by the Seller subsequent to the execution of any written agreement and prior to the date of this Agreement); (iv) not more than three (3) calendar months past due from the first service date covered by the earliest unpaid invoice for QRR issued prior to the Closing Date; unless derived from Subscribers that historically pay late (each a "Slow Pay Account"), which are identified on a slow-pay schedule delivered to Buyer ten (10) business days prior to the Closing Date approved by Buyer, such approval not to be unreasonably withheld (the "Slow Pay Schedule") provided the aggregate QRR for the Slow Pay Accounts does not exceed four percent (4%) of the total QRR (the "Slow-Pay Basket"); and (v) in effect on the Closing Date and as of the Closing Date had not been canceled, and with respect to which no written notice of cancellation or oral notice of cancellation recorded in the ordinary course of business (either in writing or other media) by the Seller has been received prior to the Closing Date. Notwithstanding the immediately preceding sentence, QRR also shall include those sums derived from oral agreements with Subscribers (the "Oral Contracts") and/or agreements which are not assignable by Seller without the prior consent of the applicable Subscriber and/or are terminable by the applicable Subscriber as a result of the transactions contemplated hereby (the "Non-Assignable Contracts") provided that the aggregate QRR for such Oral Contracts and Non-Assignable Contracts does not exceed seven and one-half percent
         (7 1/2%) of the total QRR (the "Oral Contracts/Non-Assignable Contract Basket"). QRR shall not include any amounts derived from or which are expected to be derived from: (a) reimbursement for or prepayment of private line telephone charges associated with any monitored account;
         (b) reimbursement for or prepayment of any false alarm assessment; (c) reimbursement for or prepayment of any amounts equal to taxes, fees, monitoring charges or other charges imposed by any governmental authority relative to the furnishing of alarm services; (d) time and material service revenue, or other revenues that are not received on a regular and recurring basis; (e) charges paid to third party response agencies (including answering service charges) for monitoring, patrol or alarm response; (f) charges subject to reduction for lease-to-buy equipment; (g) charges which are not recurring throughout the entire remaining term of the applicable Subscriber Contract; (h) revenue received from providing third-party monitoring and related services to alarm dealers and other alarm companies pursuant to the third party monitoring contracts ("Third Party Monitoring Contracts") or otherwise ("Monitoring Service Revenue"); (i) QRR for the Slow Pay Accounts in excess of the Slow-Pay Basket and (j) QRR for Oral Contracts and/or Non-Assignable Contracts in excess of the Oral Contracts/Non-Assignable Contract Basket. In addition, QRR shall not include the recurring regular monthly fees and charges payable pursuant to customer contracts with respect to which on the Closing Date the alarm system has not been fully installed and operational.
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         (d)     The "Credit" shall mean (i) all accounts receivable billed by
         Seller for services to be rendered by Buyer after the Closing pursuant to Subscriber Contracts or Third Party Monitoring Contracts; (ii) payments and deposits received by Seller prior to the Closing for services to be rendered after the Closing to Subscribers or pursuant to Third Party Monitoring Contracts; (iii) all credits given Subscribers or pursuant to Third Party Monitoring Contracts by Seller pertaining to services to be rendered after the Closing to Subscribers or pursuant to Third Party Monitoring Contracts by Buyer; (iv) all payments, including installment payments, due under Contracts for the purchase of Subscriber Contracts (including without limitation alarm dealer contracts) which are assumed by Buyer and are payable after the Closing; and (v) retention amounts under Contracts for the purchase of Subscriber Contracts (including without limitation alarm dealer contracts) which are payable to sellers (or alarm dealers) after the Closing provided that such retention amounts are Credits only in the amount which would otherwise be payable under the terms of the related Contract as if such payments to third party sellers were due on the Adjustment Date taking into account adjustments to the amount to be payable by Buyer. The intent of clause (v) of the immediately preceding sentence is illustrated by the following hypothetical:
         Under a Contract to acquire Subscriber Contracts (the "Acquisition Contract") there is a retention amount of $100,000, which is payable on August 15, 1998, which date is after the Adjustment Date hereunder of July 30, 1998. The multiple of QRR used to calculate the purchase price under this Acquisition Contract is $50. As of the Adjustment Date hereunder there is aggregate QRR of $100 (the "Deducted QRR") related to this Acquisition Contract which pursuant to Section 1.6(a) hereof is to be deducted from the Estimated QRR in calculating the Closing QRR. Pursuant to the terms of such Acquisition Contract of the Deducted QRR $75 may be deducted in calculating the amount of the retention amount Buyer is obligated to pay thereunder to the third party seller. Of the $100,000 retention amount, $96,250 will be included in the aggregate Credit, i.e., $100,000 less the product of the $50 multiple and the $75 QRR.

         (e) Monitoring Service Revenue shall only include those sums related to monthly services derived from Third Party Monitoring Contracts, which are (i) billed as stipulated in the applicable Contract, (ii) not more than three calendar months past due and (iii) in effect on the Closing Date and not subject to any notice of cancellation as of the Closing Date. Monitoring Service Revenue shall exclude any of the items enumerated in Section 1.4(c) clauses (a) through (g) of the second to last sentence.

         (f) Proration. All items of expense, relating to expenses other than those addressed herein, shall be prorated between Seller and Buyer as of the close of business on the day preceding the Closing Date. Such items to be prorated shall include, without limitation, trade payables, power and utility charges, personal property taxes and real property taxes.

1.5 Manner of Payment. The estimated Closing Payment, as calculated pursuant to Section 1.6 below, shall be paid to Seller in immediately available funds by wire transfer to an account of Seller located in the United States of America on the Closing Date.
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1.6      Adjustments.

         (a)     Five (5) business days before the Closing, Seller shall
         deliver to Buyer schedules setting forth its good faith calculation of
         (i) the QRR as of the Closing Date ("Estimated QRR"), (ii) the Monitoring Service Revenue ("Estimated Monitoring Service Revenue"),
         (iii) the Credit ("Estimated Credit") and (iv) the Accounts Receivable Value (the "Estimated Accounts Receivable Value") as of the Closing Date. Within thirty (30) days after the four month anniversary of the Closing Date ("Valuation Date"), Buyer shall deliver to Seller a schedule (the "Adjustment Schedule")setting forth its good faith calculation of (i) the QRR in effect as of the Closing Date ("Closing QRR"), (ii) the Monitoring Service Revenue as of the Closing Date ("Closing Monitoring Revenue"), (iii) the Credit as of the Closing
         Date (the "Closing Credit") and (iv) the Accounts Receivable Value based on the actual Accounts Receivable as of the Closing Date and collected on or before the fifth business day preceding the Adjustment Date (the "Closing Accounts Receivable Value") together with a certificate signed by an officer of Buyer stating that the Adjustment Schedule has been prepared in accordance with the terms and provisions of the Agreement. In the event the Closing QRR, the Closing
         Monitoring Service Revenue, and/or Closing Credit set forth on the Adjustment Schedule is more or less than the Estimated QRR, the Estimated Monitoring Service Revenue and Estimated Credit used to calculate the estimated Purchase Price at Closing, and/or the Closing Accounts Receivable Value set forth on the Adjustment Schedule is more or less than the Accounts Receivable Value, then and in such event, the Purchase Price shall be adjusted upwards or downwards accordingly and used as the basis for determining the final Purchase Price as set forth below. For purposes of making the adjustments contemplated by this Section 1.6(a), adjustments resulting from a difference in Credit and the Accounts Receivable Value shall be done on a dollar for dollar basis and adjustments resulting from differences in the QRR shall be done on the basis of sixty-five (65) times the amount of such difference and adjustments resulting from differences in the
         Monitoring Service Revenue shall be done on the basis of fifteen (15) times the amount of such difference. Any increase in the Purchase Price will be added to the Deferred Payment. An amount equal to the Work in Progress QRR multiplied by sixty-five (65) shall be offset against any reduction in the Purchase Price resulting from a reduction in the Closing QRR. Any decrease in the Purchase Price will be subtracted from the Deferred Payment, provided however, in the event the amount of the Deferred Payment is insufficient to compensate Buyer for any downward adjustment in the Purchase Price pursuant to this
         Section 1.6, Seller shall be liable for the shortfall and upon demand by Buyer, Seller shall, within five (5) days of such demand, reimburse Buyer in cash for such shortfall;
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         provided, however, the reduction in the Purchase Price attributable to downward adjustments in the QRR and/or the Monitoring Service Revenue cannot reduce below $220,000,000 the amount of the Purchase Price attributable to the sum of the Closing QRR multiplied by sixty-five and the Closing Monitoring Service Revenue multiplied by fifteen (15). Seller will have the right during normal business hours and upon reasonable prior notice to Buyer to inspect, copy and audit those portions of Buyer's books and records pertaining to any adjustment to the Purchase Price and Deferred Payment. For purposes of preparing the Adjustment Schedule, the QRR and the Monitoring Service Revenue used to calculate the estimated Purchase Price at Closing shall be adjusted for the following reasons:

                 (i) Amounts included in the Estimated QRR or Estimated Monitoring Service Revenue, as the case may be, which do not meet the definition of QRR or Monitoring Service Revenue, as the case may be, set forth in Section 1.4 hereof or amounts which should have been included in the Estimated QRR or Estimated Monitoring Service Revenue, as the case may be, as of the Closing Date but were not;

                 (ii) The Subscriber Contract was canceled by Buyer on or before thirty (30) days following the Valuation Date because the Subscriber had an accounts receivable balance for QRR at the Closing Date of thirty (30) days or more from the first service date covered by the earliest unpaid invoice for QRR issued prior to the Closing Date, and Buyer did not receive, during the Valuation Period, payment from the Subscriber in an amount not less than the QRR attributable to the Subscriber Contract. Credits given to such Subscriber shall not be considered payments hereunder, nor shall Multimedia, Seller or any of their respective affiliates offer to make or actually make any payments on behalf of any Subscriber or offer any gift or other inducement to any Subscriber out of the ordinary course of business; and/or

                 (iii) The Subscriber was a Slow Pay Account (a "Non-Performing Slow Pay Account") and was canceled by Buyer on or before thirty (30) days following the Valuation Date because the Non-Performing Slow Pay Account had an accounts receivable for QRR at the Valuation Date which is past due by a greater time period than is reflected on the Slow-Pay Schedule. For example, the account was 120 days past due at Closing, as set forth on the Slow-Pay Schedule, and was 150 days past due at the Valuation Date. Credits given to Non-Performing Slow Pay Accounts shall not be considered payments hereunder, nor shall Multimedia, Seller or any of their respective affiliates offer to make or actually make any payments on behalf of a Non-Performing Slow Pay Account or offer any
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                 gift or other inducement to any Non-Performing Slow Pay
                 Account to make any payments to Buyer after the Closing Date.

                 If an Subscriber Contract was canceled by Buyer pursuant to either subsection (ii) or (iii) above (but not subsection (i) above), and is subsequently reinstated into service by Buyer prior to the Adjustment Date then there shall be no reduction in the Closing QRR for such Subscriber Contract. The Adjustment Schedule shall reflect any such reinstatement.

         Notwithstanding the foregoing, if QRR would be reduced with respect to a Subscriber Contract which is subject to an acquisition agreement assigned to Buyer hereunder and the Subscriber Contract is replaced pursuant to the terms of that agreement, then no adjustment in QRR shall be made for that Subscriber Contract.

         (b) If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the parties, it shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by either party for the two years preceding the Closing Date. The determination of such firm shall be restricted to the terms set forth in this Agreement and shall be conclusive and binding on each party. The fees of such firm shall be shared equally by Buyer and Seller.

1.6(b)   Post Closing Payments.  In the event Seller receives after the Closing any payments from a Subscriber or pursuant to a Third Party Monitoring Contract, Seller shall promptly forward such payments to Buyer.

1.6(c)   Rights to Terminated or Canceled Acquired Customer Accounts.  After
the Closing Date, Buyer shall have all obligations and rights with respect to any terminated, canceled, or unqualified Subscriber Contracts for which an adjustment was made pursuant to this Section 1.6. Buyer's rights to such Subscriber Contracts shall include, without limitation, the right to collect any amounts due, to disconnect such Subscriber from the monitoring facility, or to pursue any other available remedies exercised in Buyer's sole discretion.

1.7(a)   Certain Definitions.  The term "Employee Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental, or other health, life, vacation, sick leave, disability, severance, termination or other benefit plan, program, arrangement, agreement or policy which covers any current or former employee of Seller and which is sponsored, maintained and/or contributed to by Seller, Multimedia, Gannett Co., Inc. or any of their respective affiliates or any of their respective predecessors in interest.
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1.7(b)   Persons.  The term "Person" means any individual, for-profit corporation, not-for-profit corporations, general or limited partnership, limited liability company, trust, association or other entity.

ARTICLE II.  The Closing

2.1 Time and Place of Closing. The closing (the "Closing") of the sale and purchase of the Assets shall be held in the offices of Seller at 1100 Wilson Boulevard, Arlington, Virginia 22234 on January 30, 1998 or such later date determined by Seller which is within ten (10) days after all of the conditions to closing set forth in Articles VII and VIII have been satisfied or waived in writing, or at such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

2.2 Deliveries by Seller. At the Closing, Seller will deliver to Buyer the following, each of which shall be in form and substance reasonably satisfactory to both parties:

         (a) Bills of sale, special warranty deeds, assignments, supersedure forms regarding the telephone lines, and other instruments of transfer and conveyance transferring and assigning the Assets to Buyer;

         (b) Any consents to assignments from third parties obtained by Seller relating to the Material Contracts that require such consent as shown on Schedule 3.9 hereto, as well as any other consents obtained by Seller;

         (c)     Receipt for the Closing Payment;

         (d) Certificates, dated the Closing Date, of the Secretary of Seller or Multimedia as applicable as to resolutions of the Boards of Directors of Seller and Multimedia, respectively, and resolutions of the sole shareholder of Seller relating to this Agreement and the transactions contemplated hereby;

         (e) Certificate of an Officer of Seller certifying the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) below; and

         (f)     An executed copy of the Noncompetition and Nonsolicitation
         Agreement.

2.3 Deliveries by Buyer. At the Closing, Buyer will deliver to Seller the following, each of which shall be in form and substance reasonably satisfactory to both parties:

         (a)     Funds equal to the Closing Payment;

         (b) An assumption agreement pursuant to which Buyer shall assume Seller's liabilities and obligations as provided in Section 1.3(a) hereof;

         (c) Certificate dated the Closing Date, of the Secretary of Buyer as to resolutions of the Board of Directors of Buyer relating to this Agreement and the transactions contemplated hereby;

         (d) Certificate of an Officer of Buyer certifying the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) below; and
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         (e)     An executed copy of the Noncompetition and Nonsolicitation
         Agreement.

2.4 Delivery of the Assets. At the Closing, Seller shall deliver to Buyer possession of all of the Assets by delivering the same to Buyer at the locations at which the Assets are then located.

ARTICLE III.     Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

3.1 Organization; Qualification. Seller and Multimedia are corporations duly organized, validly existing and in good standing under the laws of the State of South Carolina. Seller has the full corporate power and authority to own and operate the Assets and carry on the operations of the Business as such operations are now being conducted and is duly qualified to do business in each state where the absence of such qualification would have a Material Adverse Effect. Multimedia owns beneficially all of the outstanding capital stock of Seller.

3.2 Authority Relative to this Agreement. Seller and Multimedia have the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform their respective obligations as contemplated hereby. Subject to Seller's and Multimedia's obtaining the approval of their Boards of Directors on or before January 20, 1998 as provided in Section 7.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action and this Agreement has been duly and validly executed and delivered by Seller and Multimedia and constitutes a legal, valid and binding obligation of Seller and Multimedia enforceable against Seller and Multimedia in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally.

3.3      Alarm Systems.

         (a) To the knowledge of Seller, all of the alarm systems in which the protective devices are leased by Seller to the Subscribers are in good working order and condition, ordinary wear and tear, routine service needs and Subscriber misuse or non-use excepted. The alarm system equipment installed by Seller for such alarm systems was installed in accordance with practices prevailing in the industry at the time of installation. All alarm systems and equipment installed by Seller conform in all material respects to the Subscriber Contract pursuant to which it was installed, and complied in all material respects with applicable laws, rules, regulations and codes at the time of its installation. To the knowledge of Seller, a substantial portion of the alarm system equipment installed by predecessors-in-interest of Seller for such alarm systems was installed in accordance with practices prevailing in the industry at the time of the installation. To the knowledge of Seller the alarm systems equipment installed by predecessors-in-interest of Seller conform in all material respects to the Subscriber Contract pursuant to which it was installed, and complied in all material respects with applicable laws, rules, regulations and codes at the time of their installation.

         (b) Other than certain current and retired employees of the Seller or affiliates, Seller does not have any free service liability to Subscribers existing with respect to the Business (other than pursuant to written or oral warranties that do not exceed 90 days in length).

         (c) Seller has the sole right to use all of the telephone lines and numbers applicable to its alarm accounts and the sole right to use these lines may be assigned by Seller to Buyer without the consent of any third party. Substantially all of the alarm accounts are monitored by Seller at its central station located at the Headquarters Facility. Except as set forth on Schedule 3.3, all of the alarm accounts are monitored on telephone receiver lines, the right to which belong to Seller.

3.4 Business Market. All of the Seller's Subscribers are located in the states set forth in Schedule 3.4.

3.5 No Defaults. The execution, delivery and performance of this Agreement by Seller and Multimedia will not (a)conflict with any provision of their respective Articles of Incorporation or bylaws, (b)result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.9), note, bond, mortgage or other instrument or obligation relating to the Business and to which any of the Assets may be subject and which default or conflict would have a material adverse effect on the Assets taken as a whole, the QRR taken as a whole and/or the Business taken as a whole ("Material Adverse Effect"), (c)violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Seller and/or Multimedia or any of the Assets, which violation would have a Material Adverse Effect and except with respect to antitrust law as to which Buyer must satisfy itself, or
(d)result in the creation or imposition of any Encumbrance of any nature whatsoever on any of the Assets other than Permitted Liens.

3.6      No Material Misstatements.   No representation or warranty made by
Seller in this Agreement, and no statement made in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Buyer.

3.7 Licenses and Authorizations. Seller and its employees hold all licenses, permits and authorizations that are required for the conduct of the Business, as presently conducted, and which, if not present or not in full force and effect, would have a Material Adverse Effect.

3.8 Condition and Adequacy of the Assets. The tangible assets (other than the "Headquarters Facility" (as defined below))included in the Assets are in adequate operating condition and repair, ordinary wear and tear excepted and are adequate and suitable in accordance with general industry practices for the purposes for which they are currently used and intended to be used except for the capacity of the customer service operating system to handle additional growth. The Assets and the Excluded Assets include all the assets and properties used by Seller to conduct the Business as it is now being conducted. The Inventory consists of items usable and saleable in the usual and ordinary course of business of Seller. With respect to the Headquarters Facility (as defined below), the Improvements thereon (including, without limitation, the roof and structural elements thereof and all heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, sprinkler and other systems and facilities included therein) are in good operating condition and repair (subject to normal wear and tear) and structurally sound with no known defects which would materially interfere with Buyer's ability to use the Headquarters Facility. As used herein "Improvements" shall mean all improvements and fixtures now located on or attached to real property, including without limitation, all buildings, structures, signage, landscaping, paving, parking facilities, fencing, gates, lighting, heating, ventilation, air conditioning, refrigeration, garbage disposal, communication, electrical and plumbing systems.

3.8A     Accounts Receivable.  All of the Accounts Receivable have been validly created in bona fide transactions in the ordinary course of the Business.

3.9 Contracts and Arrangements. Schedule 3.9 hereto contains true and complete lists of the Contracts (written or oral) included in the Assets, other than Subscriber Contracts, which fall within any or all of the following categories:

         (a) All contracts for the purchase of Subscriber Contracts, including the indemnitees and non-competition agreements from the sellers thereof involving annual QRR of more than $10,000;

         (b) All third party monitoring contracts and alarm dealer contracts;

         (c) All written or oral contracts or customer purchase orders for alarm accounts which have not been completely installed and are not being monitored as to the Closing Date ("Work in Progress") involving consideration of more than $25,000 for installation of the alarm system;

         (d)     All employment contracts and change of control agreements;

         (e) All leases of real property including renewal options executed by any other party thereto;

         (f) All leases of personal property which have a term, including renewal options exercisable by any other party thereto, ending more than six months after the date of this Agreement;

         (g) All contracts or leases not made in the usual and ordinary course of business and not terminable by Seller without liability upon not more than 30 days' written notice; and

         (h) All agreements and contracts pursuant to which Seller acquires Inventory on a consignment basis.

Contracts which are material to the Business are designated as Material Contracts on Schedule 3.9 ("Material Contracts"). Provided that any requisite consent to the assignment of Material Contracts to Buyer is obtained, to Seller's knowledge, each of the agreements, contracts and leases which is assigned to and assumed by Buyer on the Closing Date is valid and binding and in full force and effect. There has been no material modification or amendment of any of the Material Contracts other than as disclosed on Schedule 3.9. To Seller's knowledge, there is no existing default, event of default or other event under such Contracts which, with or without notice or lapse of time or both, would constitute a default or an event of default under any such contract and which defaults or events in the aggregate would result in a Material Adverse Effect. Seller has provided, or made available to, Buyer complete copies (or written summaries of oral contracts) of all of the Material Contracts and all amendments and modifications thereto, if any.

Substantially all of the Subscriber Contracts executed originally by Seller contain terms and conditions which are standard within the electronic security industry, including those involving limitation of liability, third-party indemnification, three-day right of rescission and other applicable "cooling off" periods under applicable federal consumer protection laws, automatic renewals and the right to increase Subscriber rates. To Seller's knowledge, the Subscriber Contracts are valid, binding and in full force and effect and enforceable except as such enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

Seller is not a party to nor are any of the Assets bound by, any agreement or contract that would have a Material Adverse Effect.

Substantially all contracts between Seller and any of its alarm dealers and Persons for which Seller provides third party monitoring are substantially in the forms of agreements previously delivered by Seller to Buyer.

3.10     Title.

         (a) The only owned real property included in the Assets is the Wichita headquarters facility located at 800 East Waterman Street, Wichita, Kansas which is more particularly described on Schedule 1.1(g) attached hereto, which real property together with the Improvements located thereon is referred to herein as the "Headquarters Facility".

         (b) Schedule 3.9 lists all real property leased by or from Seller and used in the operation of the Business. Schedule 1.1 lists substantially all tangible personal property included in the Assets.

         (c) Except as set forth in Schedule 3.1 and except for the Permitted Liens, the Seller owns and has good and valid title to all of the Assets, free and clear of all Encumbrances of any kind.

         (d) Seller does not have any "Subsidiaries". As used herein the term "Subsidiaries" means any Person of which Seller, directly or indirectly, of record and/or beneficially owns 10% or more of the equity of such Person and/or has the right to elect or appoint one or more members of such Person's board of directors or any similar governing board or organization.

3.11 Intellectual Property. Schedule 3.11 to this Agreement sets forth a correct and complete list of the Intellectual Property owned or held for use by Seller solely in connection with the Business and included in the Assets (the
"Rights").   Seller has not received any notice with respect to any alleged infringement or unlawful or improper use of any Rights owned or alleged to be owned by others. Neither Multimedia, any affiliate of Multimedia nor any director, officer or employee of Seller, Multimedia or any affiliate of Multimedia has any interest in any Right listed on Schedule 3.11, all of which are free and clear of any Encumbrance of any kind. Seller has not granted any outstanding licenses or other rights to any Rights listed on Schedule 3.11, and Seller has no knowledge of any infringement of any of the Rights.

3.12     Litigation and Compliance with Laws.  Except as set forth on
Schedule 3.12, and except for environmental matters, as to which Seller's representations are contained exclusively in paragraph 3.19 below: (a) Seller has not been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, or local governmental authority or agency which has had or reasonably could be expected to have a Material Adverse Effect; (b) neither Seller nor any of its officers or agents has received any inquiry, written or oral, from any such authority concerning any of the operations of the Business during the 12-month period prior to the date of this Agreement which has had or reasonably could be expected to have a Material Adverse Effect; (c) there is no litigation or arbitration pending by or against, or to Seller's knowledge threatened against, Seller related to or affecting any of the Assets or the Business; and (d)Seller has complied with all laws, regulations, orders or decrees applicable to the Business, the present uses by Seller of the Assets do not violate any such laws, regulations, orders or decrees, and Seller has no knowledge of any basis for any claim for compensation or damage or other relief from any violation of the foregoing, except for any non-compliance with or violation of any of the foregoing that would not have a Material Adverse Effect.

3.13 Employees. Schedule 3.13 lists the names and salaries or rates of commission, date of employment and job title of all the full and part-time employees of the Seller. Seller is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours and terms of employment of the Seller's employees, is not subject to any actual, or to Seller's knowledge, threatened, labor dispute or labor trouble involving employees of Seller, and is not subject to any actual, or, to Seller's knowledge, threatened, demand by its employees for a collective bargaining agreement or recognition by any labor organization, labor grievance proceeding, controversy with any labor or employee organization, or claim or proceeding with any union under any labor law, including equal opportunity law or occupational safety and health law.

3.14 Taxes. With respect to the Business, (a) Seller has filed, or caused to be filed, all federal, state and local tax returns required to be filed by Seller; and (b) Seller has paid, or made provisions for the payment of (i)all taxes due for the periods covered by such returns, except such accrued and unpaid taxes for which appropriate accruals have been made in accordance with generally accepted accounting principles, and (ii) all deficiencies assessed as a result of any examination of such returns.

3.15 Instruments of Conveyance; Good Title. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Assets to Buyer, will transfer good and marketable title to the Assets free and clear of all liabilities, obligations and Encumbrances, except as provided elsewhere in this Agreement.

3.16 Changes. Except as shown on Schedule 3.16 to this Agreement, since December 17, 1997, Seller has not, with respect to the Business: (a) mortgaged, pledged or subjected to any Encumbrance, any of the Assets; (b) sold or transferred any material asset used or useful in the Business; or (c) increased the compensation payable or to become payable to any employee or agent, except increases in accordance with historical practices except as disclosed herein.

3.17 Brokers. There is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Seller.

3.18 Real Property. Schedule 3.9 lists all real property leased by Seller and used in the operation of the Business, except for the office space used by Seller in Chicago ("Chicago Office"). The present use by the Seller of the owned real property and leased real property complies with applicable zoning ordinances and other governmental regulations, except for any non-compliance that would not have a Material Adverse Effect. To Seller's knowledge, as of the date hereof, Seller is not in default under any such real property leases and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Subject to Seller's obtaining of all necessary third-party consents, Seller has full legal power and authority to assign its rights under the real property leases to Buyer in accordance with this Agreement, and such assignment shall not affect the validity, enforceability and continuity of any of the real property leases. The Chicago Office is located on property leased by Multimedia. Multimedia shall allow Buyer to continue use of the Chicago Office for a period of four months after the Closing Date rent free.

3.19 Environment. To Seller's knowledge and except as would not result in a Material Adverse Effect, (i) in connection with the Real Property, no release, emission or discharge into the environment of Hazardous Materials has occurred within the past 24 months, is presently occurring, or is anticipated to occur in excess of permitted levels or reportable quantities, under any Environmental Law; (ii) the Seller's present use of the Assets does not violate any Environmental Law, occupational safety and health or other applicable law;
(iii) Seller has complied in all material respects with all Environmental Laws, rules and regulations applicable to the Business; (iv) no Hazardous Materials has been disposed of by Seller, and (v) no Hazardous Materials have been disposed of by any other Person, on the Real Property.

         As used herein "Environmental Laws" means all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of the United States, any state of the United States (each individually a "State"), or any municipality or other local governmental division of any of the foregoing, or of any department, commission, board, bureau, agency or instrumentality of the United States, any State, or municipality or other local governmental division of any of the foregoing, regulating the release, emission or discharge of any Hazardous Material into the environment or health and safety, as now in effect, including without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. Sections 1201 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq.; the Occupational Safety and Health Act of 1970 as amended, 29 U.S.C. Sections 655 and 657.

         As used herein "Hazardous Materials" means (i) any chemical, compound, material, mixture or substance that is now defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "extremely hazardous waste", "infectious waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity", (ii) any asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, and (iii) any petroleum, natural gas, natural gas liquid, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). The term "Hazardous Materials" specifically includes, but is not limited to, each and every substance and material which constitutes a "hazardous substance" within the meaning of 42 U.S.C. Section 9601(14).

3.20 UL and Factory Mutual Compliance. Seller's central station has been listed by Underwriters' Laboratory ("UL") and Factory Mutual ("FM") and is not subject to any material deficiencies with respect thereto, including but not limited to any material deficiencies in any verbal or written report received by Seller in connection with any inspection of such central station facilities and UL certificated systems. Substantially all required fire inspections with respect to each fire alarm system installed at the premises of Seller's Subscribers have been performed as required in accordance with the obligations and commitments of Seller to UL, FM and/or to any other applicable insurance rating organizations. All UL certificates issued by Seller for alarm systems installed at the premises of Seller's Subscribers have been properly issued and the systems for which such certificates have been issued comply in all material respects with all of the UL specifications and standards for such systems and there are no material outstanding deficiencies.

3.21 Work in Process. All work in process in connection with the installation of alarm monitoring equipment for new alarm accounts has been sold, and through the Closing Date, will be sold in a commercially reasonable manner and priced in accordance with Seller's standard pricing policies and sales practices now in effect.

3.22 Due Diligence For Acquisitions. Schedule 3.22 describes generally Seller's policies and procedures in connection with performing due diligence activities with respect to Seller's Subscriber Contract acquisition program. Seller has substantially followed such policies and programs in connection with the acquisitions of Subscriber Contracts during the last two (2) years.

3.23 RMR. The accounts in effect on December 31, 1997 would produce an estimated recurring monthly revenue of $3,340,000 and an estimated third party monitoring revenue of $30,000, as determined in accordance with Seller's historical practices.

ARTICLE IV.      Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority Relative to this Agreement. Buyer has the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. Subject to Buyer's obtaining the approval of its Board of Directors on or before January 16, 1998 as provided in Section 8.5, the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholders action by Buyer, and this Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally.

4.3 No Defaults. The execution, delivery and performance of this Agreement by Buyer and the operation of the Business after the Closing will not
(a)conflict with or result in any breach of any provision of its Certificate of Incorporation or bylaws, or (b)violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Buyer.

4.4 Brokers. There is no broker or finder or other person who would have any valid claim against Seller for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer, except for Barnes Associates, Inc. and Wasserstein & Parella, whose fees will be paid by Buyer on the Closing Date.

4.5 Financing. Buyer represents that there is financing available to provide to it the funds necessary to pay the Closing Payment on the Closing Date and to pay the Deferred Payment when due.

ARTICLE V.       Covenants of Seller Pending the Closing Date.

Seller covenants and agrees that from the date hereof to and including the Closing Date:

5.1 Maintenance of Business. Seller shall continue to carry on the Business in substantially the same manner as heretofore in the ordinary course of business and will continue to use all commercially reasonable efforts to enter into agreements for the purchase of Subscriber Contracts and operate its dealer programs in the same manner as heretofore, including adhering to the due diligence procedures and policies described on Schedule 3.22, but subject in each case to the effect of this transaction on such efforts. Seller shall maintain or cause to be maintained in full force and effect all of its existing insurance policies (or substantially equivalent policies) to cover and protect the Assets against damages or destruction and to insure the Seller against liability.

Prior to the Closing Date, Seller will not, without the prior written consent of the Buyer, which will not be unreasonably withheld:

         (a) Sell, lease, transfer or agree to sell, lease or transfer any of the Assets without replacement thereof with an asset of substantially equivalent kind, condition and value other than Inventory and supplies consumed in the ordinary course of business;

         (b) Enter into any contract of employment or collective bargaining agreement, or permit any increases or changes in the compensation (including bonus) of any of the Seller's employees, except for increases in accordance with historical practices or as disclosed herein;

         (c) Enter into any Subscriber Contract requiring installation work to be performed after Closing in excess of $25,000 or enter into or amend any Contract involving annual consideration of more than $25,000, waive any right or enter into any other transaction, other than as permitted by other provisions of this Agreement, except for contracts for the purchase of Subscriber Contracts provided further that Seller shall not enter into any contract for the purchase of Subscriber Contracts with an acquisition price in excess of $5 million. Seller shall provide to Buyer a schedule describing briefly all transactions for the acquisition of Subscriber Contracts on which Seller is working. Prior to the Closing, Seller shall periodically update such schedule;

         (d) Make any material change in the Seller's buildings, leasehold improvements or fixtures;

         (e) Change the job description of any employee, change the level of compensation and/or benefits of any employee, terminate any employee or communicate an intent to do any of the foregoing, but only to the extent such change, termination or communication would result in liability under the WARN Act or any similar state or local "plant closing" law;

         (f) Forgive any accounts receivable due to Seller or give any Subscriber credits except for such forgiveness or credits given in the ordinary course of business; or

         (g) Increase the rate charged to any Subscriber or any Person under a third party monitoring agreement other than in the ordinary course of business.

5.2 Organization; Good Will. Seller shall use its reasonable efforts to preserve the goodwill of its subscribers, suppliers, and others having business relations with it.

5.3 Access to Facilities, Files and Records. At the reasonable request of Buyer after a public announcement of the transaction, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel and accredited representatives of Buyer (i) access during normal business hours to all facilities, property, accounts, books, minute books, deeds, title papers, licenses, agreements, contracts, tax returns, records and files of every character (including, without limitation, employment records), equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories related to the Business, and (ii) all such other information concerning the affairs of the Seller as Buyer may reasonably request. Seller shall provide Buyer with an opportunity to contact a representative sample of Subscribers (no more than

1,000) on a "customer service research" basis, provided, however, that under no circumstances shall Buyer disclose that it is a potential purchaser of the Business.

5.4      Representations and Warranties.   Seller shall give detailed written
notice to Buyer promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of Seller's representations or warranties contained in this Agreement or in any Schedule hereto.

5.5 Corporate Action. Subject to the provisions of this Agreement, Seller will use reasonable efforts to take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

5.6 Consents. Seller will use all reasonable efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Buyer of all of the Material Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement as shown on Schedule 3.9 ; provided, however, that Seller shall not be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consent.

5.7 Confidential Information. If for any reason the transactions contemplated in this Agreement are not consummated, Seller shall not disclose to third parties except as otherwise required by applicable law any information received from Buyer or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which:(a) is known to Seller at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Seller; (c) is rightfully received by Seller from a third party; or (d) is independently developed by Seller.

5.8 Consummation of Agreement. Subject to the provisions of Section 10.2 of this Agreement, Seller shall use its reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

5.9 Notice of Proceedings. Seller will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

5.10 Hart-Scott-Rodino Act. As soon as possible after the execution of this Agreement by the Buyer, but in no event later than 3 business days thereafter, Seller shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended if such filing is required, shall request early termination of the waiting period under that Act and shall promptly furnish all materials and information thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

5.11 Schedules. Seller has delivered to Buyer a copy of draft Schedules which have been prepared in good faith by Seller and within ten (10) days after the date all parties have executed this Agreement, Seller will deliver complete versions of all schedules required to be delivered to Buyer under this Agreement. Buyer shall be permitted, for a period of five (5) days after its receipt of the final versions of all of the foregoing schedules, to terminate this Agreement if the schedules reveal any business issue of which Buyer was not aware as of the date of this Agreement or any breach of any of Seller's representations, warranties or covenants hereunder if such business issue or breach would result in losses to Buyer of more than $2.2 million or would have a Material Adverse Effect. Following any such termination, the parties hereto shall have no further obligations to one another in respect of this Agreement, except under Sections 5.7 and 6.3.

5.12 Real Property. Seller shall deliver to Buyer at the Closing good and insurable title to the Headquarters Facility subject to the Permitted Liens including the real property identified in the preliminary title insurance commitment #C520832A which was identified as owned by the City of Wichita.

ARTICLE VI.      Covenants of Buyer Pending the Closing Date

Buyer covenants and agrees that from the date hereof to and including the Closing Date:

6.1 Representations and Warranties. Buyer shall give detailed written notice to Seller promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement.

6.2 Corporate Action. Subject to the provisions of this Agreement, Buyer will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

6.3 Confidential Information. If for any reason the transactions contemplated in this Agreement are not consummated, Buyer shall not disclose to third parties except as otherwise required by applicable law any information received from Seller or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (a) is known to Buyer at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is rightfully received by Buyer from a third party; or (d) is independently developed by Buyer.

Prior to the Closing, except as otherwise required by law or as contemplated by
Section 10.15 hereof, Buyer also shall not disclose to third parties other than to Western Resources, Inc. and Seller's and Western Resources, Inc.'s attorneys, advisors and other representatives the terms of this Agreement; provided, however, that Buyer may disclose such terms to any prospective lender or investor who has demonstrated to the reasonable satisfaction of Seller (a) the financial capability to be a lender or investor of Buyer and (b) a good faith interest in becoming a lender or investor of Buyer. Buyer shall cause any person or entity to whom the terms of this Agreement are disclosed prior to the Closing to agree in writing to abide by the provisions of this Section 6.3, except to the extent such disclosure is pursuant to Section 10.15 hereof.

6.4 Consummation of Agreement. Subject to the provisions of Section 10.2 of this Agreement, Buyer shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

6.5 Notice of Proceedings. Buyer will promptly notify Seller in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

6.6 Hart-Scott-Rodino Act. As soon as possible after the execution of this Agreement by the Buyer hereto, but in no event later than 3 business days thereafter, Buyer shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if such filing is required, shall request early termination of the waiting period under that Act and shall promptly furnish all materials and information thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

6.7 Consents. Buyer shall use its best efforts to obtain the consent to the assignment of the MAS software license, a letter from the City of Wichita providing Buyer with a Certificate of Release for Environmental Conditions substantially similar to the Certificate received by Seller and an assurance from outside zoning counsel that applicable zoning regulations, easements, and conditions, covenants and restrictions, i.e., C.C. & R's, would not prohibit a 50,000 square foot expansion of the Headquarters Facility subject to usual and customary administrative approvals. If Buyer has not obtained, or waived in writing the receipt of (as a condition to Closing), the consent or the letter or the assurance on or before the twenty-third calendar day after the public announcement of the transaction, then Seller may terminate this Agreement.

ARTICLE VII.     Conditions to the Obligations of Seller

The obligations of Seller and Multimedia under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

7.1      Representations, Warranties, Covenants.

         (a) Each of the representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects;

         (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than the delivery by Buyer of the Closing Payment; and

         (c) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) above.

7.2      Proceedings.

         (a) No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the reasonable opinion of Seller, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or an award of such substantial damages; and

         (b) None of the parties to this Agreement shall have received written notice from any governmental body of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a letter of inquiry), into the consummation of this Agreement, or (ii) the actual commencement of such an investigation.

         (c) In the event such a notice of intent is received or such an investigation is commenced, this Agreement may not be abandoned by Seller for a period of ninety (90) days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period. This Agreement may be abandoned after this ninety
         (90)-day period if, in the reasonable opinion of Seller, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this Section 7.2.

7.3 Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Act shall have expired, and no order of a court restraining the transactions contemplated by this Agreement shall be outstanding.

7.4 Seller Board Approval. The Seller's Board of Directors shall have approved this Agreement on or before January 20, 1998 and the transactions contemplated hereby.

ARTICLE VIII.    Conditions to the Obligations of Buyer

The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date.

8.1      Representations, Warranties, Covenants.

         (a) Each of the representations and warranties of Seller contained in this Agreement and in any statement, deed, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects;

         (b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than delivery to Buyer of the instruments conveying the Assets to Buyer; and

         (c) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) above.

8.2      Proceedings.

         (a) No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the reasonable opinion of Buyer, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or an award of such substantial damages; and

         (b) None of the parties to this Agreement shall have received written notice from any governmental body of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a letter of inquiry), into the consummation of this Agreement or (ii) the actual commencement of such an investigation.

         (c) In the event such a notice of intent is received or such an investigation is commenced, this Agreement may not be abandoned by Buyer for a period of ninety (90) days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period. This Agreement may be abandoned after the ninety
         (90)-day period if, in the reasonable option of Buyer, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this Section 8.2.

8.3 Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Act shall have expired, and no order of a court restraining the transactions contemplated by this Agreement shall be outstanding.

8.4 Buyer Board Approval. Buyer's Board of Directors shall have approved this Agreement on or before January 16, 1998 and the transactions contemplated hereby.

8.5 Changes. No change in the Business or the Assets has occurred which would have a Material Adverse Effect.

8.6 Required Consents. Buyer shall have received, or waived in writing the right to receive, written consents to the assignment of the MAS software contract in forms reasonably acceptable to Buyer and a Certificate and Release from the City of Wichita in the form described in Section 6.7 and a letter on expansion as provided in Section 6.7.

ARTICLE IX.      Indemnification

9.1 Survival; Limitations. (a) The several representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing and shall remain operative and in full force and effect for a period of one year after the Closing Date, except that the representations, warranties, covenants and agreements contained in Sections 3.2, 3.10, 3.14, 3.15, 3.17, 4.2, 4.4, 9.1, 9.2, 9.3, and 9.4, 9.5, 9.6, 10.4, 10.6, 10.8, 10.9,
10.12, 10.13, 10.14, 10.17 and 10.20 shall survive without time limit.

(b) Buyer shall not be entitled to indemnification under this Agreement for any indemnification claim under Section 9.2(a) (except for the representations in Sections 3.10, 3.14, 3.15, 3.17, 5.12 and 10.6(a), and for claims of fraud) until the aggregate losses, damages or expenses suffered by Buyer exceed $2,200,000 (the

"Threshold"), whereupon Buyer shall be entitled to indemnification pursuant to
Section 9.2 below for the entire amount of such loss, damages and expense.

9.2 Indemnification of Buyer. Seller and Multimedia agree that they jointly and severally shall indemnify, defend and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities on a net after tax basis, including without limitation, liabilities for reasonable attorneys' fees and disbursements ("Loss and Expense"), suffered directly or indirectly by Buyer by reason of, or arising out of:

         (a) any breach of representation or warranty made by Seller pursuant to this Agreement,

         (b) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement, or

         (c) any failure by Seller to pay or perform when due any of its liabilities or obligations arising out of or related to the Business which have not been assumed by Buyer hereunder.

9.3 Indemnification of Seller. Buyer agrees that it shall indemnify, defend and hold Seller harmless from and against any and all Loss and Expense suffered directly or indirectly by Seller by reason of, or arising out of:

         (a) any breach of representation or warranty made by Buyer pursuant to this Agreement,

         (b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement, or

         (c) any failure by Buyer to pay or perform on or subsequent to the Closing Date any liabilities or obligations assumed by Buyer hereunder or incurred or first required to be performed by Buyer after the Closing,

9.4 Notice of Claims. If Seller or Buyer believes that it has suffered or incurred any Loss and Expense, it shall notify the other party promptly in writing and within the applicable time period specified in Section 9.1, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. The amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense, however.

9.5 Defense of Third Party Claims. If any action at law or suit in equity is instituted by a third party (a "Claim") with respect to which any of the parties intends to claim a Loss and Expense under this Article IX such party shall promptly notify the indemnifying party of such action or suit provided, however, the failure to give such prompt notice shall not relieve the indemnifying party of its indemnification obligation hereunder unless such indemnifying party has been prejudiced by the failure to give such prompt notice. The indemnifying party shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 9.5 that it is defending any such Claim, then the indemnified party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense, including, but not limited to, reasonable attorneys' fees and disbursements.

Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Article IX.

9.6 Buyer's Knowledge. Notwithstanding anything to the contrary contained herein, in no event shall Seller or Multimedia be liable to Buyer from and after the Closing Date for any breach of a representation or warranty of Seller contained herein of which Buyer had knowledge on or before the Closing.

ARTICLE X.       Miscellaneous Provisions

10.1 Risk of Loss. The risk of any loss, damage or destruction to any of the Assets to be transferred to Buyer hereunder from fire or other casualty or cause shall be borne by the Seller at all times prior to the Closing. Upon the occurrence of any loss or damage to any of the Assets to be transferred hereunder as a result of fire, casualty, accident or other causes prior to the Closing, Seller shall notify Buyer of same in writing immediately stating with particularity the extent of the loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. In the event the loss exceeds $2,000,000 and the Assets cannot be substantially repaired or restored within 30 days after such loss, Buyer shall have the option to:

         (a)     Terminate this Agreement;

         (b) Postpone the Closing until such time as the Assets have been substantially repaired, replaced or restored; or

         (c) Elect to consummate the Closing and accept the Assets in their "then" condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds, including reimbursement for any deductibles, under any such insurance policy thereto received by Seller with respect thereto.

10.2 Abandonment of Agreement. This Agreement may be terminated by Seller or Buyer at any time prior to the Closing Date:

         (a)     by the mutual consent of both parties hereto; or

         (b) by Seller if any of the conditions provided in Article VII or in Section 6.7 hereof have not been met by the time required and have not been waived; or

         (c) by Buyer if any of the conditions provided in Article VIII hereof have not been met by the time required and have not been waived; or

         (d) by any party hereto if the Closing has not been fully completed by May 31, 1998.

10.3 Liabilities Upon Abandonment. In the event this Agreement is terminated pursuant to Section 10.2 above, no party hereto shall have any liability to the other party for costs, expenses, damages, loss of anticipated profits or otherwise, unless the termination occurs because of any misrepresentation or breach of warranty by a party hereto or the failure of performance of, or compliance with, any covenant or agreement contained in this Agreement.

10.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. All sales or use taxes associated with transferring the Assets to Buyer pursuant to this Agreement shall be paid by Buyer. The cost of title insurance for the real property purchased by Buyer hereunder shall be paid by Buyer. The Hart-Scott-Rodino filing fee shall be paid by Buyer.

10.5 Environmental Reports. Buyer may, at its election and cost, conduct a Phase One environmental study of the Headquarters Facility. Buyer shall provide Seller with a copy of any such study promptly upon Buyer's receipt thereof. If the study indicates that any representation or warranty made by Seller in Section 3.19 is untrue or there are environmental liabilities and which, in either case, are reasonably likely to result in losses or costs to Buyer in an amount greater than $2.2 million, Buyer may terminate this Agreement prior to the date specified in Section 6.7. Seller and Buyer agree that the results of any environmental studies carried out pursuant to this
Section 10.5 shall not be disclosed to any third parties, unless such disclosure is required to be made by law. Notwithstanding anything herein to the contrary, after the Closing, Buyer may disclose any of such environmental studies in any manner it deems appropriate and prior to the Closing Buyer may provide copies of any environmental reports regarding the Headquarters Facility to the City of Wichita in connection with obtaining the "Certificate of Release for Environmental Conditions" (as that term is used in Section 6.7 hereof).

10.6    Employees and Employee Benefits.

        (a) Except for the employees designation in Schedule 3.13, Buyer hereby agrees to offer employment to all of the Seller's employees on the Closing Date in comparable positions with the same or greater compensation and to hire those employees of Seller who accept such employment offer. Seller shall be responsible for payment of all cash compensation (including without limitation, accrued vacation, commissions and sick pay) payable to all employees of the Seller up through the day preceding the Closing. Seller shall pay all out-of-pocket pension liabilities and other employee liabilities to employees or former employees of the Seller related to the period prior to the Closing. Seller will retain all of the Employee Benefit Plans in which employees participated prior to the Closing Date, and Buyer will not assume obligations under such plans. Seller shall be fully and solely responsible for any costs, expenses, obligations and liabilities, vested or non-vested, arising out of any Employee Benefit Plan obligations attributable to the Seller's current or former employees related to the period prior to the Closing other than with respect to the Change in Control Plan. Seller represents that there is no severance plans or agreements applicable to its employees other than the Change in Control Plan. Buyer agrees to indemnify, defend and hold Seller and Multimedia harmless from and against all direct and indirect costs, expenses or liabilities arising from or relating to claims made by the Seller's employees with respect to termination of employment by reason of the transactions contemplated by this Agreement, including, but not limited to, any claims for improper termination or severance payments. Buyer shall be responsible for any obligations under federal, state and local plant closing statutes, including the WARN Act.

         (b) Buyer, in its sole discretion, shall determine what employee benefits will be made available to the Seller's employees after the Closing Date; provided, however, that Buyer will waive any health plan coverage waiting period or pre-existing condition rules for such employees and will offer medical coverage to all of the Seller's employees on and after the Closing Date. Buyer agrees that in the event it terminates any employee for any reason other than cause within six months following the Closing Date, it will pay to the employee severance equal to one week's pay for each year of service (or portion thereof) with Buyer and Seller (including affiliates and predecessors of Seller) with a minimum of two weeks pay and a maximum of twenty-six weeks.

         (c) Seller shall discuss with Buyer any communication regarding this transaction and its effect on employees that Seller intends to convey to its employees prior to such communication (and Seller shall accommodate reasonable requests of Buyer with regard thereto) and shall provide copies of any written communication to Buyer prior to delivery of such written communication. All such written communications shall be in form and content approved by Buyer, which approval shall not be unreasonably withheld or delayed.

10.7     Noncompetition and Nonsolicitation.

In consideration of the execution of this Agreement, Seller, Multimedia and Buyer will enter into an agreement on the Closing Date substantially in the form attached hereto as Exhibit A, which will provide for (i) an agreement by Seller and its affiliates not to compete with Buyer in the Business for a period of two years, excluding competition which occurs as the result of incidental acquisition(s) which are part of larger transaction(s) by an affiliate of Seller, (ii) a 15 year Subscriber non-solicitation agreement, and (iii) an agreement not to use any Multimedia Tradename (as defined below) for fifteen years in a competitive business.

10.8     Further Assurances, Consents and Post Closing Matters.

         (a) From time to time after the Closing Date, without further consideration, Seller and Multimedia will, at its expense, (i) execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order to effectively vest in Buyer good and valid title to the Assets, (ii) use reasonable efforts to obtain any third-party consents to the assignment to Buyer of the Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement and which were not obtained by Seller on or before the Closing Date and (iii) make and pursue claims under their insurance policies with respect to matters arising prior to the Closing in the same manner they would pursue coverage of their own claims.

         (b) From time to time after the Closing Date, Buyer will provide Seller with full access, with reasonable prior notice and during normal business hours, to all employees and business records related to the period prior to the Closing Date for use by Seller in connection with tax and/or legal proceedings related to Seller's operation of the Business prior to the Closing Date.

         (c) Seller and Multimedia agree that for a period of nine months after the Closing Date, Buyer may use the names Multimedia Security Service, Multimedia Security and Multimedia (collectively the "Multimedia Tradenames") in connection with its operations of the Business but thereafter it shall have removed the name and any associated trademarks, logos, tradenames and other similar marks from all of the Buyer's tangible property (other than property located within the premises of any Subscriber) and shall not use such property rights thereafter. Notwithstanding anything in this Section 10.8(c) to the contrary, Buyer shall not be obligated to amend or modify any Contracts or any Subscriber Contract, which contain the Multimedia Tradename.

         (d) Buyer agrees to complete the Work in Progress in the normal course of business and in accordance with Buyer's standard installation practices and policies and without unreasonable delay and to use its commercially reasonable efforts to complete the purchase of Subscriber Contracts under Contracts executed on or before the Closing Date.

         (e) Buyer shall continue to provide monitoring services free of charge to the facilities of Multimedia and the persons listed on
         Schedule 10.8 for five years from the Closing Date, provided Multimedia and such persons enter into Buyer's standard form of monitoring agreement; the number of persons listed on Schedule 10.8 shall not exceed the number of persons receiving the services on January 1, 1998.

         (f) In the event that Buyer determines that it must obtain financial statements for the Business and related management discussion and analyses thereof for any time period prior to the Closing, Seller will make reasonably available to Buyer at Buyer's sole cost and expense any books, records, financial information, accounting work papers and other documents which are not part of the Assets in order for Buyer to create such financial statements, Seller will provide reasonable assistance to Buyer in connection with obtaining from Seller's auditors (or former auditors) access to their accounting work papers if such is needed to prepare the subject financial statements, and upon request management representation letters reasonably requested by the auditors in connection with the preparation of said financial statements.

10.9 Allocation of Purchase Price. Within 6 months after the Closing Date, Seller shall deliver to Buyer its proposed allocation of the Purchase Price. Buyer shall have the right to review and comment on the allocation and the parties shall use their reasonable good faith efforts to reach agreement on the allocations.

10.10 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     If to Seller, to:

                 Multimedia Cablevision, Inc.
                 1100 Wilson Boulevard
                 Arlington, Virginia  22234
                 Attention:  Daniel S. Ehrman
                             Michael C. Burrus
                 Fax No.:  (703) 276-5510

                 with a copy to:

                 Gannett Co., Inc.
                 1100 Wilson Boulevard
                 Arlington, Virginia  22234
                 Attention:  Thomas L. Chapple, Esq.
                 Fax No.:  (703) 558-3897

         (b)     If to Buyer, to:

                 Protection One Alarm Monitoring, Inc.
                 6011 Bristol Parkway
                 Culver City, California 90230

                 Facsimile: 310-649-3855
                 Attn.:  John E. Mack III, Executive Vice President

                 with copies to:

                 Renee Kingsley, Esq.
                 Senior Counsel
                 Protection One, Inc.
                 4221 W. John Carpenter Freeway
                 Irving, Texas  75063-2924
                 Facsimile:  (972) 916-6904

                 Anthony A. Adler, Esq.
                 Lessing E. Gold, Esq.
                 Mitchell, Silberberg & Knupp LLP
                 11377 W. Olympic Blvd.
                 Los Angeles, California 90064
                 Facsimile: (310) 312-3100

10.12 Assignment. This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto.

10.13 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its choice of law rules.

10.14 Bulk Sales Law. As an inducement to Buyer to waive compliance with the provisions of any applicable bulk transfer laws, Seller covenants that all debts, obligations and liabilities relating to the Business which are not expressly assumed by Buyer under this Agreement will be promptly paid and discharged by Seller as and when they become due and payable. Seller further agrees to indemnify and hold Buyer harmless from all Loss and Expense suffered by Buyer by reason of or arising out of claims made by creditors with respect to non-compliance with any bulk transfer law.

10.15 Public Announcements. Through the Closing, no public announcement (including an announcement to employees) or press release concerning the transactions provided for herein shall be made by any party without the prior written approval of the other parties, which consent shall not be unreasonably withheld or delayed, provided, however, that any party hereto (and any of their affiliates) may, subject to prior written notice to the other parties with an opportunity to review, publicly disclose the existence of this Agreement, and the terms hereof, and may file copies of this Agreement with the Securities and Exchange Commission, the National Association of Securities Dealers Inc., and any securities exchange, which disclosure and/or filing the party (or any affiliate thereof) believes in good faith to be required under any applicable federal or state securities or "blue sky" laws, the rules and regulations promulgated thereunder or any rules and regulations of any securities exchange or securities self regulatory organization.

10.16 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any Person not a party to this Agreement.

10.17 Waiver of Jury Trial. The parties hereto specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or crossclaim against the others arising out of or connected in any way to this Agreement because the parties hereto, all of whom are represented by counsel, believe that the complex commercial aspects of their dealing with one another make a jury determination neither desirable nor appropriate. In the event a dispute arises under this Agreement, the parties agree to use good faith efforts to resolve it prior to litigation. In furtherance of this obligation, any dispute shall be referred to a senior executive officer of both Buyer and Seller who shall discuss the matter in good faith in an attempt to find a resolution.

10.18 Counterparts. This Agreement may be executed in identical counterparts and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document.

10.19 Knowledge. As used in this Agreement, the term knowledge as it relates to Seller means the actual knowledge of Michael C. Burrus, Mark C. Wilson and Harry Schenk without any duty of inquiry and as it relates to Buyer, means the actual knowledge of the officers, employees, agents and Persons working for Buyer who have participated in any aspect of the transactions contemplated by this Agreement.

10.20 Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules hereto and the documents delivered hereunder, embodies the entire agreement and understanding of the parties in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties. This Agreement may not be amended except in a writing signed by both
parties.        The parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                 Multimedia Cablevision, Inc.

                 By:
                     ---------------------------
                 Title:
                        ------------------------

                 Multimedia Security Service, Inc.

                 By:
                     ---------------------------
                 Title:
                        ------------------------

                 Protection One Alarm Monitoring, Inc.

                 By:
                     ---------------------------
                 Title:
                        ------------------------